Exhibit 99.1

Press Release

Community Valley Bancorp Announces Dividend

(Chico, CA  12/19/03) – Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend.

On December 16, 2003, the Board of Directors agreed to pay a cash dividend of ten cents ($0.10) per share to shareholders of record as of December 31, 2003. The payment date for the dividend will be January 23, 2004.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.